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                                                                   Exhibit 5.1


                                [Letterhead]
                               LAW OFFICES OF
                       PILLSBURY MADISON & SUTRO LLP
                             POST OFFICE BOX 7880
                      SAN FRANCISCO, CALIFORNIA 94120
                          TELEPHONE (415) 983-1000
                          FACSIMILE (415) 983-1200


                                May 28, 1996



NPS Pharmaceuticals, Inc.
420 Chipeta Way
Salt Lake City, Utah 84108-1256


     Re:   Registration Statement on Form S-3 (File No. 333-02564)


Ladies and Gentlemen:

     We are acting as counsel for NPS Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 1,000,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), of the Company, previously issued by the Company to a certain current stockholder (the "Selling Stockholder"). The Common Stock will be offered and sold by the Selling Stockholder. In this regard we have participated in the preparation of a Registration Statement on Form S-3 (File No. 333-02564) relating to such shares of Common Stock. Such Registration Statement, as amended, is herein referred to as the "Registration Statement."

     We are of the opinion that the shares of Common Stock to be offered and sold by the Selling Stockholder have been duly authorized and are legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein.



                                       Very truly yours,


                                       /s/  Pillsbury Madison & Sutro LLP